Exhibit 99.1

FORM 11-K
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      To
Commission file number 1-10254
TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN
TOTAL SYSTEM SERVICES, INC.
ONE TSYS WAY
COLUMBUS, GEORGIA 31901
(706) 649-2310

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Financial Statements
December 31, 2010, 2009, and 2008
(With Report of Independent Registered Public Accounting Firm Thereon)

KPMG LLP Suite 2000 303 Peachtree, NE Atlanta,GA 30308
Report of Independent Registered Public Accounting Firm
The Plan Administrator
Total System Services, Inc.
     Employee Stock Purchase Plan:
We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2010 and 2009, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
April 15, 2011
KPMG LLP, is Delaware limited liability partnership,
the U. S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2010 and 2009

	2010	2009
Assets
Common stock of Total System Services, Inc., at fair value — 2,103,026 shares (cost $37,627,772) in 2010 and 2,108,879 shares (cost $39,836,249) in 2009	$32,344,545	36,420,340
Dividends receivable	145,089	145,449
Contributions receivable	381,983	436,095

	$32,871,617	37,001,884

Plan Equity
Plan equity (2,529 and 2,957 participants in 2010 and 2009, respectively)	$32,871,617	37,001,884

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Investment income (loss):
Dividend income	$582,711	579,840	443,434
Realized loss on withdrawals/distributions to participants (note 6)	(2,086,644)	(3,907,982)	(1,510,750)
Unrealized appreciation (depreciation) in common stock of Total System Services, Inc. (note 5)	(1,867,318)	11,309,706	(20,444,540)

Total investment income (loss)	(3,371,251)	7,981,564	(21,511,856)

Contributions:
Participants	8,348,136	10,728,659	11,490,341
Participating Employers:
Total System Services, Inc.	1,117,203	2,915,693	4,562,277
Columbus Depot Equipment Company	68	145	215
Columbus Productions, Inc.	5,508	23,299	43,325
Merlin Solutions	—	1,255	—
TSYS Canada, Inc.	14,107	38,679	62,451
TSYS Total Debt Management, Inc.	—	43,102	88,872
ProCard, Inc.	—	51,630	86,474
TSYS Acquiring Solutions, L.L.C.	108,616	366,778	563,313
TSYS POS Systems and Services	3,504	16,966	—
TSYS Loyalty, Inc.	—	94,689	150,551
TSYS Technology Center	—	80,628	125,934
TSYS Staffing	—	42,707	62,175
Infonox	3,242	—	—

Total contributions	9,600,384	14,404,230	17,235,928

Increase (decrease) in Plan equity before withdrawals	6,229,133	22,385,794	(4,275,928)
Withdrawals by participants — common stock of Total System Services, Inc., at fair value (678,470 shares in 2010, 828,472 shares in 2009, and 475,504 shares in 2008) (note 6)	(10,359,400)	(12,311,618)	(9,681,021)

Increase (decrease) in Plan equity	(4,130,267)	10,074,176	(13,956,949)
Plan equity at beginning of year	37,001,884	26,927,708	40,884,657

Plan equity at end of year	$32,871,617	37,001,884	26,927,708

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2010, 2009, and 2008
(1)	Description of the Plan

The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and by TSYS and its subsidiaries (the Participating Employers).
TSYS serves as the Plan Administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”
All employees based in the United States who work 20 hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment. Employees of TSYS or TSYS affiliates who are employed in a country other than the United States and are eligible to participate in a compensatory stock plan sponsored by TSYS or TSYS affiliates similar to the Plan that has been established pursuant to the laws of that country are not eligible to participate in the Plan.
Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to 50% of each participant’s contribution prior to July 1, 2009 and 15% of each participant’s contribution subsequent to July 1, 2009. Participants are immediately vested in their contributions and Participating Employers’ matching contributions.
The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, and transaction costs, which are included in the cost of each participant’s investment in common stock of TSYS.
The Plan maintains an account balance for each participant equal to the number of shares of TSYS common stock purchased on his/her behalf, plus related investment income or loss. Each participant has the rights and powers of ordinary TSYS shareholders over the shares of common stock held for his or her benefit in the Plan, including the right to vote his or her shares. Each participant will receive cash dividends, stock dividends, stock splits and similar changes in ownership for the shares held in the Plan to the same extent as other ordinary TSYS shareholders.
The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Plan sponsor for a specified period of time. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their Participating Employers matching contributions being suspended.
The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2010, 2009, and 2008
Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.
TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination.
TSYS reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
The Plan’s investment in common stock of TSYS is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such securities are traded. The December 31, 2010 and 2009 fair values were $15.38 per share and $17.27 per share, respectively.
The Plan’s investment in the common stock of TSYS is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.
The realized gain or loss on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.
Contributions to the Plan by TSYS and participating employees are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2010 and 2009, Plan investments include 14,570 shares held by 49 terminated employees and 15,878 shares held by 30 terminated employees, respectively, who had not yet requested distribution in accordance with the terms of the Plan.
Purchases and sales of TSYS common stock are reflected on a trade-date basis. Dividend income is accrued on the record date.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2010, 2009, and 2008
(3) Fair Value Measurements
The Plan determines the fair value of its assets consistent with the provisions of the accounting standard for fair value measurements and disclosures. The accounting standard provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy under the accounting standard are described below:
Level 1 — inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access.
Level 2 — inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.
In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s investment in TSYS common stock is considered a Level 1 input under the fair value hierarchy.

Management of the Plan also believes that the carrying amount of the receivables is a reasonable approximation of fair value due to their short-term nature.

(4)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.
(Continued)

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2010, 2009, and 2008
(5)	Unrealized Appreciation (Depreciation) in Common Stock of TSYS
Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:

	2010	2009	2008
Unrealized depreciation at end of year	$(5,283,227)	(3,415,909)	(14,725,615)
Unrealized appreciation (depreciation) for the year	(3,415,909)	(14,725,615)	5,718,925

Unrealized appreciation (depreciation) at beginning of year	$(1,867,318)	11,309,706	(20,444,540)

(6)	Realized Loss on Withdrawal/Distributions to Participants
The loss realized on withdrawal/distributions to participants is summarized as follows:

	2010	2009	2008
Market value at dates of distribution or redemption of shares of commons stock of TSYS	$10,359,400	12,311,618	9,681,021
Less cost (computed on an average cost basis) of shares of common stock of TSYS distributed or redeemed	12,446,044	16,219,600	11,191,772

Total realized loss	$(2,086,644)	(3,907,982)	(1,510,751)